Exhibit  21




The company's subsidiaries are:

                  Name                                State of Organization
________________________________________________      _____________________

  Equitable Investment Services, Inc.                          Iowa
  Equitable Life Insurance Company of Iowa                     Iowa
  Equitable of Iowa Securities Network, Inc.                   Iowa
  Locust Street Securities, Inc.                               Iowa
  Equitable of Iowa Companies Capital Trust                  Delaware
  Equitable of Iowa Companies Capital Trust II               Delaware
  Golden American Life Insurance Company                     Delaware
  Directed Services, Inc.                                    New York

All are wholly-owned.

USG Annuity & Life Company, an Oklahoma corporation, and Equitable American Insurance Company, an Iowa corporation, are wholly-owned subsidiaries of Equitable Life Insurance Company of Iowa. First Golden American Life Insurance Company of New York, a New York corporation, is a wholly-owned subsidiary of Golden American Life Insurance Company. In addition, these entities own other subsidiaries which are not considered in the aggregate to be a significant subsidiary as defined in Securities and Exchange Commission rules.

All subsidiaries do business only under their corporate names.